Exhibit 10.8

THIS MEMORANDUM OF UNDERSTANDING (“MOU”), EXECUTED BY INFUSION BRANDS INTERNATIONAL, INC. (“INFUSION”) AND AS SEEN ON TV, INC. (“ASTV”), REPRESENTS AN OUTLINE OF THE POSSIBLE BASIS ON WHICH INFUSION AND ASTV COULD MERGE OPERATIONS, THROUGH ONE OR MORE POTENTIAL STRUCTURES  (THE “MERGER”).  THE MEMORANDUM ALSO EXPLORES THE POSSIBILITY THAT RONCO HOLDINGS, INC. (“RHI”) MAY HAVE BEEN PRIOR TO, OR MAY BE SIMULTANEOUSLY WITH THIS MERGER, CONSOLIDATED WITH AND INTO INFUSION OR THE COMBINED ENTITY, AS APPLICABLE.   EXCEPT AS SET FORTH HEREIN, THIS MOU IS FOR DISCUSSION PURPOSES ONLY, AND DOES NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT.  IT IS NOT EXHAUSTIVE AS TO ALL TERMS AND CONDITIONS WHICH WOULD GOVERN ANY PROPOSED TRANSACTION.  THE ACTUAL TERMS AND CONDITIONS OF ANY TRANSACTION ARE SUBJECT TO THE NEGOTIATION OF DEFINITIVE AGREEMENTS, SATISFACTORY REVIEW OF DOCUMENTATION AND SUCH OTHER TERMS AND CONDITIONS AS ARE DETERMINED BY THE PARTIES.

Memorandum of Understanding

Between

Infusion

And

ASTV

The undersigned, Infusion and ASTV (together the “Parties”) wish to confirm and summarize the discussions among themselves relating to their possible Merger and a potential bridge financing loan to be provided by Infusion to ASTV contemporaneous with the signing of this MOU.  It is anticipated that the Parties hereto will proceed to negotiate, in good faith, the terms of a formal, written merger agreement (the “Definitive Agreement”) based upon the basic terms herein specified.

1.

The Merger.

(a)  Timing.  The Parties agree to use all reasonable efforts to execute this MOU no later than December 31, 2013.  The Definitive Agreement will be signed as promptly as practicable thereafter and will provide for the terms and conditions for the closing of the Merger. The Parties anticipate closing the Merger on or before March 31 2014, but in no event later than June 30, 2014.

(b)  Structure.  It is currently anticipated that ASTV will be the surviving entity of the Merger, with Infusion either merging with and into ASTV, or becoming a wholly-owned subsidiary of ASTV (the combined entity hereinafter referred to as the “Merged Entity”).

(c)  Consideration.  The Merger will be consummated on a stock-for-stock basis, with ASTV issuing new stock to the shareholders of Infusion, and assuming all obligations and debt of both Parties, provided that the total amount of the Parties’ combined debt obligations (consisting of borrowed moneys, whether or not convertible into equity) assumed by or existing at the Merged Entity at the effective date of the Merger will be limited to a maximum of $14.13 million (hereinafter defined as the “Total Eligible Debt”).

(d)  Equity Economics.  Provided that the proposed acquisition by Infusion of RHI takes effect prior or simultaneously to the Merger, the current shareholders of Infusion and ASTV shall receive approximately 75% and 25% of the equity of the Merged Entity, respectively, upon consummation of the Merger.

(e)  Debt.  The Parties will be allowed to contribute to the Merged Entity a combined total of $14.13 million of Total Eligible Debt. ASTV and Infusion will each be allowed to contribute their pro rata portion, based on their respective equity stake in the Merged Entity. It is anticipated that Infusion (on an as-combined basis with RHI) will contribute approximately $10.6 million of debt (“Infusion Eligible Debt”) and ASTV will contribute approximately $3.533 million into the Merged Entity (“ASTV Eligible Debt”).

2.

The Merged Entity

(a)  Board of Directors and Its Composition.   It is anticipated that the Merged Entity will have a total of 7 Board Members. The current shareholders of ASTV will appoint 2 members, and Infusion will have the right to appoint 5 board members.  It is anticipated that the Board of Directors of the Merged Entity will implement and install the Merged Entity’s officers and employees following the closing date of the Merger based on typical human resources considerations.

(b)  Transition Period.  Immediately upon signing of the Definitive Agreement and before closing of the Merger (the “Transition Period”), the Parties shall continue to conduct their businesses in the ordinary and regular course and make reasonable efforts to preserve their business organization and commercial relationships. Except in the ordinary course of their businesses, neither Party shall, without the prior written consent of the other Party:

- Sell, assign or transfer any asset with a value higher than $200,000;

- Acquire or enter into an agreement to acquire any asset with a value higher than $200,000;

- Issue new shares, options, warrants or rights;

- Enter into any new material contract with a notional value higher than $200,000; or

- Materially change the contracts or compensation of its management or personnel, renew any existing contracts, or enter into any new employment contracts; provided, however, that Ronald C. Pruett, Jr.’s existing contract may be renewed to a term ending no later than the effective date of the Merger, at which time he will be granted a new one-year contract with the Merged Entity providing for the same base salary as his existing contract, providing for other benefits, terms and conditions consistent with the other similarly-situated management of the Merged Entity, and with a job description and duties as will be specified by the Chief Executive Officer of the Merged Entity.

(c)  Location.  It is anticipated that the Merged Entity will use as its headquarters ASTV’s current headquarters space, and Infusion will use its best efforts to exit its obligations with respect to its current headquarters space.   It is also anticipated that RHI will continue to maintain some space at its existing facilities.

3.

The Bridge Financing Loan.

(a) Committed Amount.  Infusion will commit $500,000 in five monthly tranches via an unsecured bridge financing note (the “Bridge Note”) to ASTV upon signing of this MOU.  The commitment will be contained in a Note Purchase Agreement specifying, among other standard terms, the timing and amounts of Infusion’s commitment to fund ASTV (as set forth below), the form of the note that will be used to denominate each funding (as previously provided), the preconditions to funding each tranche (to include only accuracy of representations and warranties and no breach or termination of this MOU or the Merger Agreement, as applicable), and standard representations and warranties of the Parties.

(b) Funding.  It is currently anticipated that Infusion would fund a tranche of $150,000 upon the signing of this MOU, additional $100,000 tranches for the three successive months and a final tranche of $50,000 in the fifth month, assuming that reasonable progress continues to be made toward the closing of the Merger.

(c) Maturity. The Bridge Note, together with accrued interest will be due on June 30, 2014 (the “Maturity Date”).  So long as the Merger closes on or before the Maturity Date of the Bridge Note, Infusion will assume, offset and cancel the Bridge Note as part of the closing of the Merger; however, any unpaid amount of the Bridge Note, with accrued but unpaid interest, at the time of the closing of the Merger will serve to reduce the amount of the ASTV Eligible Debt to be contributed into the Merged Entity.  If the Definitive Agreement is terminated prior to the closing of the Merger, or if Merger is not consummated by June 30, 2014, subject to extension by mutual agreement of the Parties, then the Bridge Note will be due and payable in full on June 30, 2014.

(d) Interest.  The Bridge Note will accrue interest at the rate of 12% per annum, payable in a lump sum together with the principal amount at the Maturity Date.

4.

Due Diligence.

Each Party will be responsible for its own due diligence expenses, and each Party agrees to provide the other Party with any reasonably requested materials and information.

5.

Exclusivity.

From the date of the signing of this MOU through June 30, 2014, neither Party shall, without the prior written consent of the other Party, seek, solicit, entertain or pursue any strategic transaction other than the Merger subject, however, to the obligation of each Party’s board of directors to comply with its fiduciary duties under applicable law.  If either (i) a Party has fulfilled all its conditions precedent to closing the Merger, and the other Party does not consent to closing the Merger by June 30, 2014, or (ii) a Party voluntarily terminates the Merger Agreement prior to June 30, 2014, then the non-consenting or terminating party shall pay the other Party a break-up fee of $350,000.  In the case of a voluntary termination by ASTV prior to June 30, 2014, the Bridge Loan shall also accelerate to such date, and Infusion will have no obligation to fund any remaining tranches under the associate Note Purchase Agreement.

6.

Publicity.

Except to the extent required by applicable law, neither Party shall issue any press release or other public statement regarding the Transactions contemplated by this MOU without the prior written consent of the other Party.

7.

Governing Law.

This MOU shall be governed by and construed in accordance with the laws of the State of Florida, excluding its choice of law principles.

8.

Binding Provisions.

The provisions of sections 3, 4, 5, 6, 7 and this section 8 of this MOU are binding on the Parties.

Acknowledged and Agreed by the Parties hereto as of the 18th day of December, 2013.

INFUSION BRANDS INTERNATIONAL, INC.

Robert DeCecco

Chief Executive Officer

AS SEEN ON TV, INC.

Ronald C. Pruett, Jr.

Chief Executive Officer and President

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